Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Sterling Bancorp of our reports dated February 25, 2010 with respect to the consolidated financial statements of Sterling Bancorp, and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Sterling Bancorp for the year ended December 31, 2009 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Livingston, New Jersey

January 24, 2011